AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 13, 2004

REGISTRATION NO. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

LIFELINE HOLDINGS, INC.

(Exact name of Registrant as specified in its charter)

MASSACHUSETTS	3663	20-1591429
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

111 LAWRENCE STREET

FRAMINGHAM, MASSACHUSETTS 01702-8156

(508) 988-1000

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

RONALD FEINSTEIN

PRESIDENT AND CHIEF EXECUTIVE OFFICER

LIFELINE HOLDINGS, INC.

111 LAWRENCE STREET

FRAMINGHAM, MASSACHUSETTS 01702-8156

(508) 988-1000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

COPY TO:

JEFFREY A. STEIN, ESQ.

WILMER CUTLER PICKERING HALE AND DORR LLP

60 STATE STREET

BOSTON, MASSACHUSETTS 02109

(617) 526-6000

Approximate date of commencement of proposed sale of the securities to the public:  As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.02 (1)	14,930,160 shares	$23.04	$343,990,887	$43,584

(1)	Preferred stock purchase rights are attached to and will trade with the common stock of Lifeline Holdings, Inc.
(2)	Represents the estimated maximum number of shares of the common stock of Lifeline Holdings, Inc. to be issued upon consummation of the share exchange.
(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(f)(1) and 457(c) of the Securities Act of 1933, as amended, based on the market value of the common stock of Lifeline Systems, Inc. to be received by the registrant or cancelled in the share exchange calculated using the average of the high and low price of a share of common stock of Lifeline Systems, Inc. on September 8, 2004 as reported by the NASDAQ National Market.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this proxy statement/prospectus is not complete and may be changed. Lifeline Holdings, Inc. may not issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROXY STATEMENT/PROSPECTUS

FOR

SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON             , 2004

Dear Lifeline Systems, Inc. Shareholders:

This proxy statement/prospectus is furnished to shareholders of Lifeline Systems, Inc. in connection with the solicitation of proxies by Lifeline Systems’ board of directors for use at the special meeting of shareholders to be held at the offices of Wilmer Cutler Pickering Hale and Dorr LLP located at 60 State Street, Boston, Massachusetts 02109 on             , 2004 at 10:00 a.m., Eastern Time.

At the special meeting, you will be asked to approve a reorganization of Lifeline Systems into a holding company structure. This reorganization will be effectuated through a share exchange in accordance with the terms and conditions set forth in the agreement and plan of share exchange, dated as of             , 2004, a copy of which is attached as Annex A to this proxy statement/prospectus. Pursuant to the agreement and plan of share exchange, (i) each outstanding share of Lifeline Systems common stock (and any associated purchase rights) held by you will be exchanged for one share of common stock (and any associated purchase rights) of Lifeline Holdings, Inc., a Massachusetts corporation recently organized to serve as the holding company for Lifeline Systems, (ii) Lifeline Systems will become a wholly-owned subsidiary of Lifeline Holdings, and (iii) Lifeline Holdings will change its name to “Lifeline Systems, Inc.”

Lifeline Systems’ common stock is currently listed on the NASDAQ National Market under the trading symbol “LIFE.” Upon completion of the share exchange, the common stock of Lifeline Holdings will be listed on the NASDAQ National Market under the trading symbol “LIFE,” and you will be a shareholder of Lifeline Holdings instead of Lifeline Systems. It will not be necessary for shareholders of Lifeline Systems to surrender their existing stock certificates for stock certificates representing shares of Lifeline Holdings. The certificates currently representing shares of Lifeline Systems common stock (and any associated purchase rights) will automatically represent shares of common stock (and any associated purchase rights) of Lifeline Holdings at that time.

Following the share exchange, Lifeline Systems will be converted into a Massachusetts Business Trust. In addition, Lifeline Holdings will contribute its ownership interest in Lifeline Systems to another wholly-owned subsidiary, with the result that Lifeline Systems will become an indirect, wholly-owned subsidiary of Lifeline Holdings.

Lifeline Systems has made several acquisitions in the past and expects to continue to make acquisitions from time to time in the future. We believe that the creation of this holding company structure is well suited for the company’s strategy because it will permit greater flexibility and efficiency in the management and financing of acquired operations. The reorganization will more effectively enable us to operate different businesses on a stand-alone economic basis than our current structure and decrease the risk that liabilities attributable to any one of our businesses could be imposed upon one or more of our unrelated businesses. We believe that the reorganization will also have the additional effect of reducing Lifeline Systems’ consolidated effective tax rate; however, we cannot give any assurance as to the amount of any tax-savings that may result from or follow the reorganization.

AFTER CAREFUL CONSIDERATION, LIFELINE SYSTEMS’ BOARD OF DIRECTORS UNANIMOUSLY APPROVED THE PROPOSED REORGANIZATION AND CONCLUDED THAT IT IS ADVISABLE AND IS FAIR TO AND IN THE BEST INTERESTS OF LIFELINE SYSTEMS AND ITS SHAREHOLDERS. LIFELINE SYSTEMS’ BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE AGREEMENT AND PLAN OF SHARE EXCHANGE.

This proxy statement/prospectus more fully describes the proposed reorganization and includes information about Lifeline Systems and Lifeline Holdings. In the material accompanying this proxy statement/prospectus, you will also find a notice of special meeting of shareholders and a proxy. We encourage you to read this proxy statement/prospectus and the materials incorporated by reference into this proxy statement/prospectus in their entirety.

It is important that you use this opportunity to take part in the affairs of Lifeline Systems by voting on the business to come before this meeting. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING. YOUR VOTE IS VERY IMPORTANT. Returning the proxy does not deprive you of your right to attend the meeting and to vote your shares in person.

This proxy statement/prospectus also serves as the prospectus for Lifeline Holdings as it relates to the shares of Lifeline Holdings common stock to be issued to the shareholders of Lifeline Systems in exchange for their shares of Lifeline Systems common stock. Lifeline Holdings has filed a registration statement on Form S-4 under the Securities Act of 1933, as amended, with the Securities and Exchange Commission with respect to the shares of Lifeline Holdings common stock to be issued in connection with the share exchange.

Sincerely,

Ronald Feinstein President and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Lifeline Holdings common stock to be issued pursuant to the share exchange, or determined if this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated                     , 2004, and is first being mailed to our shareholders on or about                     , 2004.

LIFELINE SYSTEMS, INC.

111 LAWRENCE STREET

FRAMINGHAM, MASSACHUSETTS 01702-8156

(508) 988-1000

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON                     , 2004

Dear Lifeline Systems, Inc. Shareholders:

A special meeting of shareholders of Lifeline Systems, Inc. will be held at the offices of Wilmer Cutler Pickering Hale and Dorr LLP located at 60 State Street, Boston, Massachusetts 02109 on             , 2004 at 10:00 a.m., Eastern Time, for the purpose of considering and acting upon the following:

(1) to approve an agreement and plan of share exchange for purposes of creating a holding company structure for Lifeline Systems. In connection with the agreement and plan of share exchange, (i) each outstanding share of common stock of Lifeline Systems will be exchanged for one share of common stock of Lifeline Holdings, (ii) Lifeline Systems will become a wholly-owned subsidiary of Lifeline Holdings, and (iii) Lifeline Holdings will change its name to “Lifeline Systems, Inc.” (the actions to be taken pursuant to the agreement and plan of share exchange are collectively referred to in the proxy statement/prospectus as the “Share Exchange”); and

(2) to transact such other business as may properly come before the special meeting or any postponement or adjournment thereof.

Lifeline Systems’ board of directors has determined that the proposal described above is advisable and is fair to and in the best interests of Lifeline Systems and our shareholders, and unanimously recommends that our shareholders vote FOR the proposal. The terms of the proposed Share Exchange and the related agreement and plan of share exchange are more fully described in the proxy statement/prospectus attached to this notice.

Lifeline Systems’ board of directors has fixed the close of business on         , 2004 as the record date for determination of those shareholders entitled to notice of, and to vote at, the special meeting and at any postponements or adjournments thereof. A list of shareholders entitled to vote will be available at 111 Lawrence Street, Framingham, Massachusetts 01702-8156 for ten days prior to the special meeting during normal business hours.

We encourage you to vote on this important matter.

By Order of the Board of Directors

Jeffrey A. Stein Secretary

Framingham, Massachusetts

            , 2004

YOU ARE CORDIALLY INVITED TO ATTEND THE SPECIAL MEETING OF SHAREHOLDERS IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED ENVELOPE.

ADDITIONAL INFORMATION

This proxy statement/prospectus gives you detailed information about the Share Exchange to be voted on at the special meeting. This proxy statement/prospectus also incorporates important business and financial information about Lifeline Systems that is not included in or delivered with this document. Please refer to the section entitled “Where You Can Find More Information” on page      for additional information about Lifeline Systems that is on file with the Securities and Exchange Commission, or the SEC. We encourage you to read this additional information. Lifeline Systems will provide you with copies of any of this information, without charge, upon written or oral request to:

Lifeline Systems, Inc.

111 Lawrence Street

Framingham, Massachusetts 01702-8156

Attention: Chief Financial Officer

(508) 988-1000

PLEASE NOTE THAT IN ORDER TO OBTAIN TIMELY DELIVERY, YOU MUST REQUEST DOCUMENTS AND INFORMATION NOT LATER THAN                     , 2004. UPON REQUEST, WE WILL MAIL ANY DOCUMENTS TO YOU BY FIRST CLASS MAIL BY THE NEXT BUSINESS DAY.

You should rely only on the information contained in this proxy statement/prospectus in deciding how to vote. No one has been authorized to provide you with information that is different from that contained in this proxy statement/prospectus. This proxy statement/prospectus is dated                 , 2004. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, as well as assumptions, that, if they never materialize or prove incorrect, could cause the results of Lifeline Systems, on the one hand, or of Lifeline Holdings, on the other, to differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements generally are identified by the words “expects,” “anticipates,” “believes,” “intends,” “estimates,” “should,” “would,” “strategy,” “plan” and similar expressions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. For example, forward-looking statements include projections of earnings, revenues, synergies, tax benefits, accretion or other financial items, any statements of the plans, strategies and objectives of management for future operations, any statements regarding future economic conditions or performance, statements of belief and any statement of assumptions underlying any of the foregoing. These expectations are based on certain assumptions, including assumptions regarding the advantages of the reorganization, growth, research and development activities, projected expenditures and other risks and uncertainties.

If any of these risks or uncertainties materializes or any of these assumptions proves incorrect, the results of Lifeline Systems and Lifeline Holdings could differ materially from the expectations in these statements. The forward-looking statements included in this proxy statement/prospectus are made only as of the date of this proxy statement/prospectus, and neither Lifeline Systems nor Lifeline Holdings is under any obligation to update their respective forward-looking statements, except as otherwise required by law.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

Q: WHO IS SOLICITING MY PROXY?

A: This proxy is being solicited on behalf of Lifeline Systems’ board of directors.

Q: WHO IS ELIGIBLE TO VOTE?

A: To be able to vote, you must have been a shareholder of record at the close of business on                 , 2004. This date is the record date for the special meeting. On                 , 2004, there were                  shares of common stock of Lifeline Systems issued, outstanding and entitled to vote at the special meeting.

Q: WHAT DO I NEED TO DO TO VOTE?

A: You can vote in one of four ways:

You may vote by mail. You may vote by completing and signing the proxy card that accompanies this proxy statement/prospectus and promptly mailing it in the enclosed envelope. You do not need to put a stamp on the enclosed envelope if you mail it in the United States.

You may vote over the Internet. If you are the record holder of your shares, you may authorize your vote on the Internet by following the instructions that appear on the enclosed proxy card. Have the enclosed proxy card available when you access the web page.

You may vote by telephone. If you are the record holder of your shares, you may vote by touchtone telephone by following the instructions that appear on the enclosed proxy card. Have the enclosed proxy card available when you call.

You may vote in person. If you attend the meeting and are the record holder of your shares, you may vote by delivering your completed proxy card in person or you may vote by completing a ballot at the meeting. Ballots will be available at the special meeting.

Q: CAN I CHANGE MY VOTE AFTER I MAIL MY PROXY CARD?

A: Yes. You can change your vote and revoke your proxy at any time before the polls close at the special meeting by doing any one of the following:

•	signing another proxy with a later date;

•	accessing the Internet and following the instructions for Internet proxy authorization that appear on the enclosed proxy card;

•	following the instructions that appear on the enclosed proxy card for proxy authorization by phone;

•	giving the Chief Financial Officer of Lifeline Systems a written notice before or at the special meeting that you want to revoke your proxy; or

•	voting in person at the meeting.

Your attendance alone at the special meeting will not revoke your proxy. If you are not the record holder of your shares, you must follow the instructions of your bank or brokerage firm in order to change your vote.

Q: WHAT CONSTITUTES A QUORUM?

A: In order for business to be conducted at the special meeting, a quorum must be present. A quorum consists of the holders of a majority of the shares of common stock issued, outstanding and entitled to vote at the special meeting, or at least              shares.

Shares of common stock represented in person or by proxy (including “broker non-votes” and shares that abstain or do not vote with respect to one or more of the matters to be voted upon) will be counted for the purpose of determining whether a quorum exists. “Broker non-votes” are shares that are held in “street name” by a bank or brokerage firm that indicates on its proxy that it does not have discretionary authority to vote on a particular matter.

If a quorum is not present, Lifeline Systems expects that the special meeting will be adjourned until a quorum is obtained. At any subsequent reconvening of the special meeting, all proxies will be voted in the same manner as the proxies would have been voted at the original convening of the special meeting, except for any proxies that have been effectively revoked or withdrawn prior to such reconvening of the special meeting.

Q: HOW LONG IS MY PROXY VALID?

A: Unless you indicate on the proxy that it is valid for a shorter or longer period, your proxy will be valid for 11 months from the date that you signed or submitted the proxy. If the special meeting is adjourned and not reconvened until at least 11 months after the effective date of the proxy, or any shorter or longer period that you have indicated on the proxy, it will be necessary for Lifeline Systems to solicit your proxy again.

Q: IF MY BROKER HOLDS MY SHARES IN “STREET NAME,” HOW DO I VOTE MY SHARES?

A: If the shares you own are held in “street name” by a bank or brokerage firm, your bank or brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the directions that your bank or brokerage firm provides to you. Many banks and brokerage firms also offer the option of voting over the Internet or by telephone, instructions for which would be provided by your bank or brokerage firm on your vote instruction form. If you do not give instructions to your bank or brokerage firm, it will not be allowed to vote your shares with respect to “non-discretionary” items that may come before the meeting, including the vote on the proposed Share Exchange. In the case of any such non-discretionary items as to which you have not given instructions, the shares will be treated as broker non-votes. If a matter were to come before the meeting which is considered to be “discretionary,” your bank or brokerage firm would be allowed to vote your shares even if you do not give voting instructions.

If your shares are held in street name and you wish to attend the special meeting, you must bring an account statement or letter from your brokerage firm or bank showing that you are the beneficial owner of the shares as of the record date. To be able to vote your shares held in street name at the special meeting, you will need to obtain a proxy card from your brokerage firm or bank.

Q: CAN I VOTE IF MY SHARES ARE HELD IN MY 401(K) ACCOUNT?

A: If you participate in the Lifeline Employees’ Savings and Investment Plan, or the 401(k) Plan, sponsored by Lifeline Systems, you may vote an amount of shares of common stock equivalent to the interest in Lifeline Systems’ common stock credited to your account as of the record date. In order to vote your shares, you will need to complete the enclosed proxy card and send it to the 401(k) Plan administrator, New York Life Investment Management LLC, at the address set forth on the accompanying envelope. New York Life Investment Management LLC will direct the trustee of the 401(k) Plan to vote the shares in the manner directed on the proxy

card. If New York Life Investment Management LLC does not receive a signed proxy card from you by 5:00 p.m., Eastern Time, on                 , 2004, your shares will not be represented at the special meeting.

Q: WHAT VOTE IS REQUIRED TO ADOPT THE SHARE EXCHANGE?

A: In order to proceed with the Share Exchange, holders of at least two-thirds of Lifeline Systems’ outstanding shares of common stock entitled to vote at the special meeting must vote to adopt the agreement and plan of share exchange.

Q: HOW WILL VOTES BE COUNTED?

A: Each share of common stock will be counted as one vote according to the instructions contained on a proper proxy card, whether executed by you directly or through Internet or telephonic authorization, or on a ballot voted in person at the meeting. If you submit a proxy but do not give any instructions on a particular matter described in this proxy statement, the shares you own will be voted in favor of the agreement and plan of share exchange.

If you abstain from voting on a particular matter or your shares are broker non-votes, your shares will not be voted in favor of the agreement and plan of share exchange. As a result, abstentions and broker non-votes will have the effect of a “no” vote with respect to the agreement and plan of share exchange.

Q: WHO WILL COUNT THE VOTES?

A: The votes will be counted, tabulated and certified by Lifeline Systems’ transfer agent, Registrar and Transfer Company.

Q: WHO WILL BEAR THE COST OF SOLICITING PROXIES PURSUANT TO THIS PROXY STATEMENT/PROSPECTUS?

A: All costs of solicitation of proxies will be borne by Lifeline Systems. In addition to solicitation by mail, Lifeline Systems’ directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, facsimile machine and personal interviews. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and Lifeline Systems will reimburse them for their out-of-pocket expenses in this regard.

Q: WHAT IS LIFELINE SYSTEMS’ POLICY REGARDING HOUSEHOLDING?

A: Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements. This means that only one copy of this proxy statement/prospectus may have been sent to multiple shareholders in your household. Lifeline Systems will promptly deliver a separate copy of this document to you if you contact Lifeline Systems at the following address or telephone number: Lifeline Systems, Inc., 111 Lawrence Street, Framingham, MA 01702-8156, Attention: Chief Financial Officer, (508) 988-1000. If you want to receive separate copies of Lifeline Systems’ annual reports and proxy statements in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact Lifeline Systems at the above address or telephone number.

Q: WHERE CAN I FIND MORE INFORMATION ABOUT LIFELINE SYSTEMS AND LIFELINE HOLDINGS?

A: You can find more information about Lifeline Systems and Lifeline Holdings by reading this proxy statement/prospectus and the various sources described in this proxy statement/prospectus under the section entitled “Where You Can Find More Information.”

Q: WHO CAN HELP ANSWER MY QUESTIONS?

A: If you have any questions about the Share Exchange or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card, you should contact Lifeline Systems’ Chief Financial Officer at the following address or telephone number:

Lifeline Systems, Inc.

111 Lawrence Street

Framingham, Massachusetts 01702-8156

Attention: Chief Financial Officer

(508) 988-1000

SUMMARY OF THE SHARE EXCHANGE

The following is a summary of the information contained in this document relating to the Share Exchange. This summary may not contain all of the information that is important to you. You should carefully read this entire proxy statement/prospectus and the other documents to which we refer. In particular, you should read the agreement and plan of share exchange that is attached as Annex A to this proxy statement/prospectus.

The Companies (see page     )

Lifeline Systems, Inc.

111 Lawrence Street

Framingham, Massachusetts 01702-8156

(508) 988-1000

http://www.lifelinesystems.com

Lifeline Systems provides 24-hour personal response monitoring services to subscribers, primarily elderly individuals with medical or age-related conditions as well as physically challenged individuals. Lifeline Systems provides these services using its products, which consist principally of a communicator which connects to the telephone line in the subscriber’s home and a personal help button which is worn or carried by the individual subscriber and which, when activated, initiates a telephone call from the subscriber’s communicator to Lifeline Systems’ central monitoring facilities.

Following the Share Exchange, Lifeline Systems will be converted into a Massachusetts Business Trust and will become an indirect, wholly-owned subsidiary of Lifeline Holdings.

Lifeline Holdings, Inc.

111 Lawrence Street

Framingham, Massachusetts 01702-8156

(508) 988-1000

Lifeline Holdings was recently formed as a wholly-owned subsidiary of Lifeline Systems for the purpose of acquiring all of the outstanding shares of Lifeline Systems’ common stock in the Share Exchange. As of the date of this proxy statement/prospectus, Lifeline Holdings has not engaged in any business activity.

As part of the Share Exchange, Lifeline Holdings will change its name to “Lifeline Systems, Inc.” The shares of common stock of Lifeline Holdings that Lifeline Systems’ shareholders receive pursuant to the Share Exchange will be listed on The NASDAQ National Market and will trade under the symbol “LIFE.” Following the Share Exchange, Lifeline Holdings’ website address will be: http://www.lifelinesystems.com.

Description of the Share Exchange (see page     )

Lifeline Systems intends to use a statutory process called a “share exchange” to implement the Share Exchange, as a result of which Lifeline Systems will become a wholly-owned subsidiary of Lifeline Holdings. Pursuant to an agreement and plan of share exchange dated     , 2004 between Lifeline Systems and Lifeline Holdings, all of the outstanding shares of Lifeline Systems common stock held by our shareholders will be transferred to Lifeline Holdings, and an equivalent number of shares of Lifeline Holdings common stock will be issued, in exchange, to the shareholders of Lifeline Systems. The shares of Lifeline Holdings common stock held by Lifeline Systems will be cancelled. Thus, upon completion of the Share Exchange, each shareholder of Lifeline Systems will have the same proportionate equity interest in Lifeline Holdings that he or she has in Lifeline Systems immediately prior to the Share Exchange.

Following the Share Exchange, Lifeline Systems will be converted into a Massachusetts Business Trust. In addition, Lifeline Holdings will contribute its ownership interest in Lifeline Systems to another wholly-owned subsidiary, with the result that Lifeline Systems will become an indirect, wholly-owned subsidiary of Lifeline Holdings.

A copy of the agreement and plan of share exchange between Lifeline Systems and Lifeline Holdings is attached as Annex A to this proxy statement/prospectus. Shareholders are encouraged to read this proxy statement/prospectus and the agreement and plan of share exchange in their entirety.

Anticipated Effective Date of the Share Exchange (see page     )

Lifeline Systems expects to complete the Share Exchange as quickly as possible once all of the requirements, including obtaining the requisite approval for the Share Exchange from Lifeline Systems’ shareholders, are fulfilled. While Lifeline Systems cannot predict the exact timing, it expects to complete the Share Exchange prior to the end of calendar year 2004.

Directors and Management (see page     )

The current members of Lifeline Systems’ board of directors have been elected to serve as the board of directors of Lifeline Holdings with the same classified structure and terms of service as are currently in effect for the Lifeline Systems board of directors. In addition, Lifeline Systems’ team of executive officers have all been elected to serve as the executive officers of Lifeline Holdings in substantially the same capacities in which they currently serve at Lifeline Systems. The Share Exchange will not directly provide any substantive benefits to those directors or executive officers of Lifeline Systems who are expected to also serve as directors and executive officers of Lifeline Holdings after the Share Exchange.

Certain Effects of the Share Exchange (see page     )

Following consummation of the Share Exchange:

•	the employment agreements and change of control agreements between Lifeline Systems and certain executive officers will be amended to add Lifeline Holdings as a party, including to provide that Ronald Feinstein, Lifeline Systems’ president and chief executive officer, will also serve as the president and chief executive officer of Lifeline Holdings;

•	Lifeline Holdings will assume all of Lifeline Systems’ stock incentive plans, including the 1991 Stock Option Plan, 1994 Stock Option Plan, 2000 Stock Incentive Plan, 2000 Employee Stock Option Plan and 2000 Employee Stock Purchase Plan, each as amended (collectively, the “Plans”), and intends to grant additional awards under the 2000 Stock Incentive Plan and the 2000 Employee Stock Purchase Plan;

•	stock options granted under the Plans to purchase shares of common stock of Lifeline Systems outstanding immediately prior to the Share Exchange will instead be exercisable for shares of common stock of Lifeline Holdings on the same terms and conditions upon which the options are exercisable prior to the Share Exchange; and

•	Lifeline Holdings will assume all rights and liabilities of Lifeline Systems under the existing $30,000,000 credit facility between Lifeline Systems and Citizens Bank of Massachusetts.

Required Regulatory Approvals (see page     )

Lifeline Systems is not currently aware of any regulatory approvals that are required prior to the consummation of the Share Exchange, other than the filing of articles of share exchange with the Secretary of the Commonwealth of the Commonwealth of Massachusetts in order to effectuate the Share Exchange.

Material United States Federal Income Tax Consequences (see page     )

Lifeline Systems does not expect that its shareholders will recognize any gain or loss for U.S. federal income tax purposes upon the exchange of their shares of Lifeline Systems common stock for shares of Lifeline Holdings common stock pursuant to the Share Exchange.

HOWEVER, YOU ARE STRONGLY URGED TO CONSULT YOUR OWN TAX ADVISOR TO DETERMINE THE U.S. FEDERAL, STATE, LOCAL OR FOREIGN INCOME OR OTHER TAX CONSEQUENCES RESULTING FROM THE SHARE EXCHANGE, IN LIGHT OF YOUR INDIVIDUAL CIRCUMSTANCES.

Rights of Dissenting Shareholders (see page     )

Under the Massachusetts Business Corporation Act, shareholders of Lifeline Systems will not have dissenters’ rights of appraisal in connection with the proposed Share Exchange if, at the time of the Share Exchange, shares of Lifeline Systems common stock are held of record by, or by financial intermediaries or depositories on behalf of, at least 1,000 persons. As of August 30, 2004, shares of Lifeline Systems common stock were held by 1,851 such persons. Accordingly, Lifeline Systems believes that appraisal rights will not be available to shareholders. However, because Lifeline Systems’ belief is based on the number of beneficial owners of shares of Lifeline Systems common stock on the date the Share Exchange is consummated, we are unable to definitively conclude that appraisal rights are unavailable, and accordingly we have concluded that, as a matter of law, shareholders may be entitled to assert appraisal rights under Part 13 of the Massachusetts Business Corporation Act. In order for you to assert such appraisal rights, if available, it will be necessary for you to (i) deliver, before the vote is taken at the special meeting of shareholders, written notice of your intent to demand payment and (ii) not vote your shares in favor of the Share Exchange. A copy of Part 13 of the Massachusetts Business Corporation Act is attached to this proxy statement/prospectus as Annex B.

Voting Requirements (see page     )

In order to proceed with the Share Exchange, holders of at least two-thirds of Lifeline Systems’ outstanding shares of common stock entitled to vote at the special meeting must vote to adopt the agreement and plan of share exchange.

Share Ownership of Directors and Executive Officers of Lifeline Systems (see page     )

At the close of business on                 , 2004, Lifeline Systems’ directors and executive officers, and their affiliates, held approximately     % of Lifeline Systems’ outstanding common stock.

Recommendation of Lifeline Systems’ Board of Directors (see page     )

Lifeline Systems’ board of directors unanimously recommends that shareholders vote in favor of the Share Exchange.

Right to Abandon the Proposed Share Exchange (see page     )

The board of directors of either Lifeline Systems or Lifeline Holdings can terminate the agreement and plan of share exchange and abandon the proposed Share Exchange at any time, in their sole discretion.

SELECTED CONSOLIDATED FINANCIAL DATA OF LIFELINE SYSTEMS, INC.

The following table presents selected consolidated financial data of Lifeline Systems. The financial data as of December 31, 1999, 2000 and 2001 and for the years ended December 31, 1999 and 2000 are derived from audited financial statements not included or incorporated by reference into this proxy statement/prospectus. The financial data as of December 31, 2002 and 2003 and for the years ended December 31, 2001, 2002 and 2003 are derived from audited financial statements incorporated by reference into this proxy statement/prospectus. The financial data as of June 30, 2003 and 2004 and for the six months ended June 30, 2003 and 2004 are derived from unaudited financial statements incorporated by reference into this prospectus and, in the opinion of Lifeline Systems’ management, include all necessary adjustments for a fair presentation of those data in conformity with generally accepted accounting principles. Results for the six months ended June 30, 2004 are not necessarily indicative of the results for the full fiscal year or for any other future period. You should read the selected consolidated financial data together with the consolidated financial statements and related notes of Lifeline Systems and the other financial information of Lifeline Systems incorporated by reference into this proxy statement/prospectus.

	Years Ended December 31,					Six Months Ended June 30,
	2003	2002	2001	2000	1999	2004	2003
						(unaudited)
	(in thousands, except per share data)
Statement of Operations Data:

Total Revenues	$116,159	$105,008	$96,560	$81,489	$70,792	$62,465	$55,371

Income from operations	16,870	13,571	10,561	5,031	3,190	7,958	7,211

Income before income taxes	17,098	13,550	10,223	5,304	4,176	8,113	7,381

Net income	10,259	8,130	6,320	3,185	2,506	4,787	4,428

Net income per share, diluted	$0.76	$0.60	$0.49	$0.26	$0.20	$0.34	$0.33

Diluted weighted average shares outstanding	13,539	13,450	12,962	12,446	12,598	14,045	13,520

Balance Sheet Data[1]:

Working Capital	$33,496	$19,548	$15,018	$9,994	$10,069	$38,492	$23,969

Total Assets	101,467	83,660	76,989	64,528	57,385	110,984	91,138

Long-term obligations[2]	1,004	6	5,000	2,701	3,354	834	0

Shareholders’ equity	79,226	62,793	52,209	43,385	39,739	86,977	68,904

[1]	There were no cash dividends paid or declared during any of the periods presented.

[2]	Excludes current portion of long-term obligation related to the assignment of a portion of Lifeline Systems’ lease portfolio. See note D to the consolidated financial statements in Lifeline Systems’ Form 10-K incorporated by reference into this proxy statement/prospectus.

All share and per share amounts have been adjusted to reflect a two-for-one stock split in the form of a stock dividend of one additional share for each share held, effected by Lifeline Systems on December 17, 2003.

MARKET PRICE OF SECURITIES

Lifeline Systems’ common stock trades on the NASDAQ National Market under the symbol “LIFE.” The table below sets forth the range of intra-day high and low prices of Lifeline Systems’ common stock as reported on the NASDAQ National Market beginning with the year ended December 31, 2002. These prices have been adjusted to reflect the two-for-one split of Lifeline Systems’ common stock effected on December 17, 2003.

	High	Low
Fiscal Year 2002
Quarter ended March 31, 2002	$13.13	$10.50
Quarter ended June 30, 2002	$14.95	$11.05
Quarter ended September 30, 2002	$13.66	$10.39
Quarter ended December 31, 2002	$11.50	$9.38

Fiscal Year 2003
Quarter ended March 31, 2003	$11.11	$9.66
Quarter ended June 30, 2003	$14.51	$10.10
Quarter ended September 30, 2003	$16.45	$13.34
Quarter ended December 31, 2003	$20.35	$15.76

Fiscal Year 2004
Quarter ended March 31, 2004	$21.58	$16.53
Quarter ended June 30, 2004	$24.40	$18.50

As of                 , 2004, there were approximately      holders of record of Lifeline Systems’ common stock and              shares of Lifeline Systems common stock were outstanding.

THE PROPOSED SHARE EXCHANGE

The following is a description of the material aspects of the proposed Share Exchange. The following description may not contain all of the information that is important to you. You should read this entire proxy statement/prospectus and the other documents we refer to carefully for a more complete understanding of the Share Exchange.

Description of the Share Exchange

The board of directors of Lifeline Systems has unanimously approved the proposed Share Exchange whereby the business of Lifeline Systems will be conducted under a holding company structure.

Lifeline Systems and Lifeline Holdings have entered into an agreement and plan of share exchange, under the terms of which shareholders of Lifeline Systems will exchange their shares of Lifeline Systems common stock for shares of Lifeline Holdings common stock. The agreement and plan of share exchange is incorporated herein by reference and is attached as Annex A to this proxy statement/prospectus. Upon consummation of the Share Exchange following shareholder approval, shareholders of Lifeline Systems will automatically become shareholders of Lifeline Holdings instead of Lifeline Systems and will own one share of Lifeline Holdings common stock for each share of Lifeline Systems common stock they held prior to the effective date. As part of the Share Exchange, Lifeline Holdings will change its name to “Lifeline Systems, Inc.” and Lifeline Systems will change its name to “Lifeline Systems Company.”

Following completion of the Share Exchange, Lifeline Systems and Lifeline Holdings expect to take a number of steps in order to complete the holding company structure. First, Lifeline Systems will transfer for consideration to Lifeline Holdings its ownership interests in two of its wholly-owned subsidiaries, PROTECT Emergency Response Systems, Inc., or PROTECT, a California corporation acquired by Lifeline Systems in July 2004, and Lifeline Systems Securities Corporation, a Massachusetts corporation. As a result of these share transfers, PROTECT and Lifeline Systems Securities Corporation will become direct, wholly-owned subsidiaries of Lifeline Holdings. Second, Lifeline Holdings will contribute its ownership interest in Lifeline Systems to PROTECT, such that Lifeline Systems will become a direct, wholly-owned subsidiary of PROTECT. Finally, Lifeline Systems will be converted into a Massachusetts Business Trust. It is anticipated that Lifeline Systems Canada, Inc., a corporation incorporated in the Province of Ontario, Canada, will remain a wholly-owned subsidiary of Lifeline Systems (then, a Massachusetts Business Trust) immediately following the reorganization.

Reasons for the Share Exchange

Lifeline Systems has made several acquisitions in the past and expects to continue to make acquisitions from time to time in the future. We believe that the creation of this holding company structure is well suited for the company’s strategy because it will permit greater flexibility and efficiency in the management and financing of acquired operations. The reorganization will more effectively enable us to operate different businesses on a stand-alone economic basis than our current structure and decrease the risk that liabilities attributable to any one of our businesses could be imposed upon one or more of our unrelated businesses. We believe that the reorganization will also have the additional effect of reducing Lifeline Systems’ consolidated effective tax rate; however, we cannot give any assurance as to the amount of any tax-savings that may result from or follow the reorganization.

Anticipated Effective Date of the Share Exchange

If the holders of at least two-thirds of the outstanding shares of Lifeline Systems common stock approve the agreement and plan of share exchange, then the Share Exchange will become effective upon the completion of certain filings. Lifeline Systems expects to complete the Share Exchange prior to the end of the calendar year 2004.

Exchange of Stock

On the effective date of the Share Exchange, shareholders of Lifeline Systems will automatically become shareholders of Lifeline Holdings instead of Lifeline Systems. Each share of Lifeline Systems common stock, $.02 par value per share, will be automatically exchanged for one share of Lifeline Holdings common stock, $.02 par value per share. Certificates representing outstanding shares of Lifeline Systems common stock will thereafter represent an equal number of shares of Lifeline Holdings common stock. Therefore, you will not be required to surrender your stock certificates representing shares of Lifeline Systems common stock in connection with the Share Exchange.

Lifeline Systems’ common stock is currently qualified for trading on the NASDAQ National Market under the symbol “LIFE.” As a result of the Share Exchange, the common stock of Lifeline Holdings will become quoted on the NASDAQ National Market and will continue to trade under the symbol “LIFE.” Lifeline Systems’ current transfer agent and registrar, Registrar and Transfer Company, will also act as the transfer agent and registrar for Lifeline Holdings.

Directors and Management

The current members of Lifeline Systems’ board of directors have been elected to serve as the board of directors of Lifeline Holdings, with the same classified structure and terms of service as are currently in effect for the Lifeline Systems board of directors. Approval of the Share Exchange by the shareholders of Lifeline Systems will be deemed to be a confirmation by the shareholders of Lifeline Holdings of those persons as Lifeline Holdings directors without further action and without changes in classes or terms. In addition, Lifeline Systems’ current team of executive officers have all been elected to serve as the executive officers of Lifeline Holdings in the same capacities in which they currently serve at Lifeline Systems. The Share Exchange will not directly provide any substantive benefits to those directors or executive officers of Lifeline Systems who are expected to serve as directors and executive officers of Lifeline Holdings after the Share Exchange.

Lifeline Systems previously entered into employment agreements and change of control agreements with certain executive officers. Following consummation of the Share Exchange, these employment agreements and change of control agreements will be amended to add Lifeline Holdings as a party. In particular, Ronald Feinstein, Lifeline Systems’ President and Chief Executive Officer, has agreed to also serve as the President and Chief Executive Officer of Lifeline Holdings, which will be reflected in an amendment to his employment agreement.

Lifeline Systems is required to indemnify its officers and directors to the extent provided by Massachusetts law and by Lifeline Systems’ charter and bylaws. Following the Share Exchange, Lifeline Holdings will be required to indemnify its officers and directors to the extent provided by Massachusetts law and by Lifeline Holdings’ charter and bylaws. In addition, it is anticipated that Lifeline Holdings will provide substantially the same director and officer liability insurance for its officers and directors as is currently provided by Lifeline Systems.

Treatment of Stock Plans

Under the agreement and plan of share exchange, on the effective date of the Share Exchange, Lifeline Holdings will assume all outstanding stock options granted under each of the equity plans of Lifeline Systems, including the 1991 Stock Option Plan, the 1994 Stock Option Plan, the 2000 Stock Incentive Plan, the 2000 Employee Stock Option Plan and the 2000 Employee Stock Purchase Plan. All stock options outstanding under those plans on the effective date will become options to acquire the identical number of shares of Lifeline Holdings common stock at the identical exercise price on the same terms and conditions as applied to the Lifeline Systems stock options. The consummation of the Share Exchange, by itself, will not result in the acceleration of the vesting of any stock options outstanding immediately prior to the Share Exchange. As of             , 2004, the number of shares of Lifeline Systems common stock reserved for issuance pursuant to outstanding stock options

under these plans was             . As of the date of this proxy statement/prospectus, each of the 1991 Stock Option Plan, the 1994 Stock Option Plan and the 2000 Employee Stock Option Plan has been terminated or expired in accordance with its terms; however, these plans will be assumed by Lifeline Holdings and will continue in effect to the extent that their terms apply to any options that remain outstanding under these plans.

In addition, the Share Exchange provides that Lifeline Holdings will assume each of the 2000 Stock Incentive Plan, referred to as the 2000 Plan, and the 2000 Employee Stock Purchase Plan, referred to as the 2000 Employee Plan, and Lifeline Holdings’ board of directors has approved the continuance of each of these plans. As a result, all references to Lifeline Systems’ common stock and Lifeline Systems in each of these plans following consummation of the Share Exchange will be deemed to refer instead to Lifeline Holdings’ common stock and Lifeline Holdings.

As of             , 2004, there were              shares of Lifeline Systems common stock available for issuance under the 2000 Stock Incentive Plan and              shares of Lifeline Systems common stock available for issuance under the 2000 Employee Stock Purchase Plan. It is intended that, following the Share Exchange, Lifeline Holdings will grant additional stock options and other awards for Lifeline Holdings common stock under the 2000 Stock Incentive Plan and the 2000 Employee Stock Purchase Plan to eligible participants.

Summary of 2000 Stock Incentive Plan

The following is a summary of the material provisions of the 2000 Plan. The following summary is qualified in its entirety by reference to the 2000 Plan, a copy of which has been filed as an attachment to the Proxy Statement of Lifeline Systems filed with the SEC on April 14, 2003 which is incorporated herein by reference.

Description of Awards

The 2000 Plan provides for the grant of incentive stock options intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended, or the Code, nonstatutory stock options, restricted stock awards and other stock-based awards, including the grant of shares based upon certain conditions, the grant of securities convertible into common stock and the grant of stock appreciation rights, all of which are collectively referred to as awards.

Incentive Stock Options and Nonstatutory Stock Options. Optionees receive the right to purchase a specified number of shares of common stock at a specified option price and subject to such other terms and conditions as are specified in connection with the option grant. Options may be granted at an exercise price which may be less than, equal to or greater than the fair market value of the common stock on the date of grant. Under present law, however, incentive stock options and options intended to qualify as performance-based compensation under Section 162(m) of the Code may not be granted at an exercise price less than the fair market value of the common stock on the date of grant (or less than 110% of the fair market value in the case of incentive stock options granted to optionees holding more than 10% of the voting power of Lifeline Systems or its parent or subsidiary corporation). The 2000 Plan permits the board of directors to determine the manner of payment of the exercise price of options, including through payment by cash, check or in connection with a “cashless exercise” through a broker, by surrender to Lifeline Systems of shares of common stock, by delivery to Lifeline Systems of a promissory note, or by any other lawful means.

Restricted Stock Awards. Restricted stock awards entitle recipients to acquire shares of common stock, subject to the right of Lifeline Systems to repurchase all or part of such shares from the recipient in the event that the conditions specified in the applicable award are not satisfied prior to the end of the applicable restriction period established for such award.

Other Stock-Based Awards. Under the 2000 Plan, the board of directors has the right to grant other awards based upon the common stock having such terms and conditions as the board of directors may determine, including the grant of shares based upon certain conditions, the grant of securities convertible into common stock and the grant of stock appreciation rights.

Shares Available for Awards

The total number of shares of common stock (subject to adjustment in the event of stock splits and other similar events) which may be issued pursuant to awards under the 2000 Plan is equal to 1,593,984 shares (plus 90,000 shares which may be issued to non-employee directors pursuant to options granted under the 2000 Plan), plus an annual increase that is added on January 1 of each year equal to the lesser of (i) 500,000 shares; (ii) 2.5% of the outstanding shares on such date; or (iii) a lesser amount determined by the board of directors. In addition, on January 1 of each year, the aggregate number of shares of common stock available for the grant of options to non-employee directors will be automatically increased by the number necessary to cause the total number of shares of common stock then available for non-employee directors to be restored to 90,000. If any award under the 2000 Plan or any outstanding award under Lifeline Systems’ 1991 Stock Option Plan or 1994 Stock Option Plan expires or is terminated, surrendered, canceled or forfeited, the unused shares of common stock covered by such award will again be available for grant under the 2000 Plan.

Eligibility to Receive Awards

Officers, employees, directors, consultants and advisors of Lifeline Systems and its subsidiaries (and any individuals who have accepted an offer for employment) are eligible to be granted awards under the 2000 Plan. Under present law, however, incentive stock options may only be granted to employees. The maximum number of shares with respect to which awards may be granted to any participant under the 2000 Plan may not exceed 100,000 shares per calendar year.

Directors who are not also employees of Lifeline Systems are granted, on the sixth business day in each calendar year, options to purchase 10,000 shares of common stock at a price equal to 100% of the fair market value of a share of common stock on the date of grant. Such options become exercisable in three equal installments over a two-year period, with the first installment becoming exercisable on the date of grant and the second and third installments becoming exercisable on the first and second anniversaries of the date of grant, respectively.

Administration

The 2000 Plan is administered by the board of directors. The board of directors has the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the 2000 Plan and to interpret the provisions of the 2000 Plan. Pursuant to the terms of the 2000 Plan, the board of directors may delegate authority under the 2000 Plan to one or more committees of the board of directors and, subject to certain limitations, to one or more executive officers of Lifeline Systems. Subject to any applicable limitations contained in the 2000 Plan, the board of directors or any committee or executive officer to whom the board of directors delegates authority, as the case may be, selects the recipients of awards and determines (i) the number of shares of common stock covered by options and the dates upon which such options become exercisable, (ii) the exercise price of options, (iii) the duration of options, and (iv) the number of shares of common stock subject to any restricted stock or other stock-based awards and the terms and conditions of such awards, including conditions for repurchase, issue price and repurchase price.

The board of directors is required to make appropriate adjustments in connection with the 2000 Plan and any outstanding awards to reflect stock dividends, stock splits and certain other events. In the event of an acquisition event (as defined in the 2000 Plan), the board of directors will provide that all outstanding options will be assumed, or equivalent options will be substituted, by the acquiring or succeeding corporation or its affiliate. In the event that the acquisition event also constitutes a change of control event (as defined in the 2000 Plan), the assumed or substituted options will be immediately exercisable in full except to the extent otherwise specifically provided in the option agreement.

Amendment or Termination

No award may be made under the 2000 Plan after February 2, 2010, but awards previously granted may extend beyond that date. The board of directors may at any time amend, suspend or terminate the 2000 Plan, except that no award designated as subject to Section 162(m) of the Code by the board of directors after the date of such amendment may become exercisable, realizable or vested (to the extent such amendment was required to grant such award) unless and until such amendment has been approved by Lifeline Systems’ shareholders.

Federal Income Tax Consequences

The following is a summary of the United States federal income tax consequences that generally will arise with respect to awards granted under the 2000 Plan. This summary is based on the federal tax laws in effect as of the date of this proxy statement/prospectus. Changes to these laws could alter the tax consequences described below.

Incentive Stock Options. A participant will not have income upon the grant of an incentive stock option. Also, except as described below, a participant will not have income upon exercise of an incentive stock option if the participant has been employed by Lifeline Systems or its corporate parent or 50% or more-owned corporate subsidiary at all times beginning with the option grant date and ending three months before the date the participant exercises the option. If the participant has not been so employed during that time, then the participant will be taxed as described below under “Nonstatutory Stock Options.” The exercise of an incentive stock option may subject the participant to the alternative minimum tax.

A participant will have income upon the sale of the stock acquired under an incentive stock option at a profit (if sales proceeds exceed the exercise price). The type of income will depend on when the participant sells the stock. If a participant sells the stock more than two years after the option was granted and more than one year after the option was exercised, then all of the profit will be long-term capital gain. If a participant sells the stock prior to satisfying these waiting periods, then the participant will have engaged in a disqualifying disposition and a portion of the profit will be ordinary income and a portion may be capital gain. This capital gain will be long-term if the participant has held the stock for more than one year and otherwise will be short-term. If a participant sells the stock at a loss (sales proceeds are less than the exercise price), then the loss will be a capital loss. This capital loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Nonstatutory Stock Options. A participant will not have income upon the grant of a nonstatutory stock option. A participant will have compensation income upon the exercise of a nonstatutory stock option equal to the value of the stock on the day the participant exercised the option less the exercise price. Upon sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the option was exercised. This capital gain or loss will be long-term if the participant has held the stock for more than one year and otherwise will be short-term.

Restricted Stock Awards. A participant will not have income upon the grant of restricted stock unless an election under Section 83(b) of the Code is made within 30 days of the date of grant. If a timely 83(b) election is made, then a participant will have compensation income equal to the value of the stock less the purchase price. When the stock is sold, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the date of grant. If the participant does not make an 83(b) election, then when the stock vests the participant will have compensation income equal to the value of the stock on the vesting date less the purchase price. When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the vesting date. Any capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Other Stock-Based Awards. The tax consequences associated with any other stock-based award granted under the 2000 Plan will vary depending on the specific terms of such award. Among the relevant factors are whether or not the award has a readily ascertainable fair market value, whether or not the award is subject to forfeiture provisions or restrictions on transfer, the nature of the property to be received by the participant under the award and the participant’s holding period and tax basis for the award or underlying common stock.

Tax Consequences to Lifeline Systems. There will be no tax consequences to Lifeline Systems except that Lifeline Systems will be entitled to a deduction when a participant has compensation income. Any such deduction will be subject to the limitations of Section 162(m) of the Code.

Summary of 2000 Employee Stock Purchase Plan

The following is a summary of the material provisions of the 2000 Employee Plan. The following summary is qualified in its entirety by reference to the 2000 Employee Plan, a copy of which has been filed as Exhibit B to the Proxy Statement of Lifeline Systems filed with the SEC on June 1, 2000, which is incorporated herein by reference.

Administration

The 2000 Employee Plan is administered by Lifeline Systems’ board of directors or by a committee appointed by the board of directors. The board of directors or the committee has authority to make rules and regulations for the administration of the 2000 Employee Plan and its interpretation and decisions with regard thereto are final and conclusive.

Shares Available for Purchase

The total number of shares of common stock (subject to adjustment in the event of stock splits and other similar events) which may be purchased pursuant to the 2000 Employee Plan is equal to 400,000 shares.

Eligibility

All employees of Lifeline Systems, including directors who are employees of Lifeline Systems and all employees of any designated subsidiary of Lifeline Systems, are eligible to participate in the 2000 Employee Plan if they (i) own less than five percent of the voting power or value of Lifeline Systems’ stock, (ii) are employed by Lifeline Systems or a designated subsidiary for more than 20 hours a week and five months a year, (iii) have been employed by Lifeline Systems or a designated subsidiary for at least six months prior to enrolling in the 2000 Employee Plan and (iv) were employees of Lifeline Systems or a designated subsidiary on the first day of the applicable offering period.

Participation

Under the 2000 Employee Plan, Lifeline Systems conducts offerings for employees to purchase common stock that commence on each June 1 and December 1 and terminate respectively, on November 30 and May 31. To participate in the 2000 Employee Plan, an employee must authorize Lifeline Systems to deduct an amount, up to 15%, of the employee’s compensation received during the offering period. The maximum number of shares of Lifeline Systems common stock that a participating employee may purchase in any payment period is determined by applying the formula stated in the 2000 Employee Plan.

The price at which an employee’s option is exercised will be the lower of (i) 85% of the closing price of the common stock on (a) any national securities exchange on which the common stock is listed or (b) the NASDAQ National Market, or (c) the average of the closing bid and asked prices in the over-the-counter-market, as published in the Wall Street Journal on the first business day of such offering period, or (ii) 85% of the closing price on the last business day of the offering period.

In the event of a participating employee’s termination of employment prior to the last business day of an offering period, no payroll deduction will be taken from any pay owing to an employee and the balance in the employee’s account will be paid to the employee or, in the event of the employee’s death, to his or her beneficiary or estate.

Adjustment in Case of Changes Affecting Common Stock

In the event of a subdivision of outstanding shares of common stock, or the payment of a dividend in common stock, the number of shares approved for the 2000 Employee Plan, and the share limitation relating to the 2000 Employee Plan, will be increased proportionately, and such other adjustments will be made as are deemed equitable by the board of directors or the committee. In the event of any other change affecting the common stock, an equitable adjustment will be made by the board of directors.

Merger and Change of Control

In the event of a merger with another corporation where Lifeline Systems is the surviving entity, the holder of each option will be entitled to receive at the end of the next offering period the equivalent number of securities or property which holders of such options were entitled to receive upon consummation of the merger. In the event of a merger in which Lifeline Systems is not the surviving entity, or of a sale of all or substantially all of the assets of Lifeline Systems, the 2000 Employee Plan will terminate, and the board of directors may either accelerate the end date of the current offering period or return the payroll deductions to the respective employees.

In the event of a change of control (as defined in the 2000 Employee Plan) of Lifeline Systems, the board of directors may accelerate the end date of the current offering period and permit participants to purchase shares under the 2000 Employee Plan at such accelerated date.

Amendment or Termination

The final offering period under the 2000 Employee Plan terminates on May 31, 2005. The board of directors or the committee may at any time terminate or amend the 2000 Employee Plan. However, if shareholder approval of an amendment is required by Section 423 of the Code, under the Securities Exchange Act of 1934, as amended, or the Exchange Act, such amendment may not be effected without such shareholder approval. The 2000 Employee Plan requires that all amounts in the accounts of participating employees be promptly refunded upon termination of the 2000 Employee Plan.

Federal Income Tax Consequences

The following generally summarizes the United States federal income tax consequences that will arise with respect to participation in the plan and with respect to the sale of common stock acquired under the plan. This summary is based on the tax laws in effect as of the date of this proxy statement. Changes to these laws could alter the tax consequences described below.

Tax Consequences to Participants. A participant will not have income upon enrolling in the plan or upon purchasing stock at the end of an offering. A participant may have both compensation income and a capital gain or loss upon the sale of stock that was acquired under the plan. The amount of each type of income and loss will depend on when the participant sells the stock.

If the participant sells the stock more than two years after the commencement of the offering during which the stock was purchased and more than one year after the date that the participant purchased the stock, at a profit (the sales proceeds exceed the purchase price), then the participant will have compensation income equal to the lesser of (i) 15% of the value of the stock on the day the offering commenced and (ii) the participant’s profit. Any excess profit will be long-term capital gain. If the participant sells the stock at a loss (if sales proceeds are less than the purchase price) after satisfying these waiting periods, then the loss will be a long-term capital loss.

If the participant sells the stock prior to satisfying these waiting periods, then he or she will have engaged in a disqualifying disposition. Upon a disqualifying disposition, the participant will have compensation income equal to the value of the stock on the day he or she purchased the stock less the purchase price. The participant also will have a capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day he or she purchased the stock. This capital gain or loss will be long-term if the participant has held the stock for more than one year and otherwise will be short-term.

Tax Consequences to Lifeline Systems. There will be no tax consequences to Lifeline Systems except that we will be entitled to a deduction when a participant has compensation income upon a disqualifying disposition. Any such deduction will be subject to the limitations of Section 162(m) of the Code.

Credit Facility

Following consummation of the Share Exchange, Lifeline Holdings will assume all rights and obligations of Lifeline Systems under the existing $30,000,000 credit facility between Lifeline Systems and Citizens Bank of Massachusetts. This credit facility matures in August 2005 and there are currently no amounts outstanding under the facility.

The agreement has two components, the first of which is the ability to obtain a revolving credit loan with an interest rate based on the London Interbank Offered Rate (LIBOR). The second component is the ability to obtain a revolving credit loan with an interest rate based on the lender’s prime interest rate. Lifeline Systems has the option to elect to convert any outstanding revolving credit loan to a revolving credit loan of the other type. The agreement contains several covenants, including Lifeline Systems maintaining certain levels of financial performance. These financial covenants include a requirement for a current ratio of at least 1.5 to 1.0 and an operating cash flow to total debt service ratio of no less than 1.75 to 1.0.

In addition, there are certain negative covenants that include restrictions on the disposition of Lifeline Systems’ assets, restrictions on Lifeline Systems’ capacity to obtain additional debt financing and restrictions on its investment portfolio. The agreement also requires Lifeline Systems to pay a commitment fee of one quarter of one percent (1/4%) per annum on the unused amount of the credit facility.

Required Regulatory Approvals

Lifeline Systems is not currently aware of any regulatory approvals that are required prior to the consummation of the Share Exchange, other than the filing of articles of share exchange with the Secretary of the Commonwealth of the Commonwealth of Massachusetts in order to effectuate the Share Exchange.

Material United States Federal Income Tax Consequences

The following discussion summarizes the material U.S. federal income tax consequences of the Share Exchange to holders of Lifeline Systems common stock and options to purchase Lifeline Systems common stock. This discussion is based upon the provisions of the Code, the regulations promulgated under the Code, Internal Revenue Service rulings and judicial and administrative rulings in effect as of the date of this proxy statement/prospectus, all of which are subject to change or varying interpretation, possibly with retroactive effect. Any such changes could affect the accuracy of the statements and conclusions set forth herein. This discussion does not address all aspects of federal income taxation that may be relevant to a holder of common stock or options in light of the holder’s particular circumstances, nor does it discuss any special considerations that may be applicable to those holders subject to special rules, such as holders who are not citizens or residents of the United States, holders whose functional currency is not the U.S. dollar, holders who are financial institutions or broker-dealers, tax-exempt organizations, insurance companies, dealers in securities, foreign corporations or trusts, shareholders who acquired their common stock through the exercise of options or similar derivative securities or shareholders who hold their common stock as part of a straddle or conversion transaction. This discussion also does not address the federal income tax consequences to holders of Lifeline Systems common stock who acquired their shares through stock options or stock purchase plan programs or in other compensatory transactions. This discussion assumes that holders of Lifeline Systems common stock hold their shares as capital assets within the meaning of the Code. Lifeline Systems will not seek an opinion of counsel or a ruling from the Internal Revenue Service with respect to the federal income tax consequences discussed herein and accordingly there can be no assurance that the Internal Revenue Service will agree with the positions described in this proxy statement/prospectus.

This discussion is only intended to provide a general summary of the material federal income tax consequences of the Share Exchange to holders of Lifeline Systems common stock and options to purchase Lifeline Systems common stock. It is not intended to be a complete analysis or description of all potential federal income tax consequences of the Share Exchange. This discussion also does not address foreign, state or local tax consequences of the Share Exchange. ACCORDINGLY, YOU ARE STRONGLY URGED TO CONSULT YOUR OWN TAX ADVISOR TO DETERMINE THE U.S. FEDERAL, STATE, LOCAL OR FOREIGN INCOME OR OTHER TAX CONSEQUENCES RESULTING FROM THE SHARE EXCHANGE, IN LIGHT OF YOUR INDIVIDUAL CIRCUMSTANCES.

Tax Consequences to Holders of Lifeline Systems Common Stock

The Share Exchange has been structured to qualify as a tax-free transaction to shareholders who receive shares of Lifeline Holdings common stock pursuant to the Share Exchange in exchange for their shares of Lifeline Systems common stock.

An exchange of shares of Lifeline Systems common stock for shares of Lifeline Holdings common stock pursuant to the Share Exchange is expected to qualify as an exchange described in Section 351 of the Code. Holders of shares of Lifeline Systems common stock should note that this characterization is based on customary assumptions as to certain factual matters. Also, Lifeline Systems’ characterization of this transaction will not be binding on the courts or the Internal Revenue Service, nor will it preclude the Internal Revenue Service from adopting a contrary position. No assurance can be given that contrary positions will not successfully be asserted by the Internal Revenue Service or adopted by a court if the issues are litigated.

Assuming the Share Exchange qualifies as an exchange described in Section 351 of the Code, the following are the material United States federal income tax consequences to holders of Lifeline Systems common stock who receive shares of Lifeline Holdings common stock pursuant to the Share Exchange.

•	Shareholders who exchange all of their shares of Lifeline Systems common stock solely for shares of Lifeline Holdings common stock will not recognize gain or loss for United States federal income tax purposes.

•	Each shareholder’s aggregate tax basis in the Lifeline Holdings common stock received will be the same as the holder’s aggregate tax basis in the Lifeline Systems common stock surrendered.

•	The holding period of the Lifeline Holdings common stock received by a shareholder will include the holding period of the Lifeline Systems common stock surrendered.

•	If a shareholder has differing tax bases and/or holding periods in respect of the shareholder’s shares of Lifeline Systems common stock, the shareholder is encouraged to consult with a tax advisor in order to identify the tax bases and/or holding periods of the particular shares of Lifeline Holdings common stock that the shareholder receives.

Tax Consequences to Holders of Options to Purchase Lifeline Systems Common Stock

Assuming that the options to purchase Lifeline Systems common stock do not have, and the options to purchase shares of Lifeline Holdings common stock into which such options will be converted will not have, a readily ascertainable fair market value, no gain or loss should be recognized to the holders of such options solely as a result of the conversion of such options into options to purchase shares of Lifeline Holdings common stock.

Accounting Treatment

We expect that the consummation of the Share Exchange will have no accounting impact on the consolidated financial statements of Lifeline Systems.

Rights of Dissenting Shareholders

Under the Massachusetts Business Corporation Act, shareholders of Lifeline Systems will not have dissenters’ rights of appraisal in connection with the proposed Share Exchange if, at the time of the Share Exchange, shares of Lifeline Systems common stock are held of record by, or by financial intermediaries or depositories on behalf of, at least 1,000 persons. As of August 30, 2004, shares of Lifeline Systems common stock were held by 1,851 such persons. Accordingly, Lifeline Systems believes that appraisal rights will not be available to shareholders. However, because Lifeline Systems’ belief is based on the number of beneficial owners of shares of Lifeline Systems common stock on the date the Share Exchange is consummated, we are unable to definitively conclude that appraisal rights are unavailable, and accordingly we have concluded that, as a matter of law, shareholders may be entitled to assert appraisal rights under Part 13 of the Massachusetts Business Corporation Act. In order for you to assert such appraisal rights, if available, it will be necessary for you (i) to deliver, before the vote is taken at the special meeting of shareholders, written notice of your intent to demand payment and (ii) not vote your shares in favor of the Share Exchange. A copy of Part 13 of the Massachusetts Business Corporation Act is attached to this proxy statement/prospectus as Annex B.

Voting Requirements

In order to proceed with the Share Exchange, holders of at least two-thirds of Lifeline Systems’ outstanding shares of common stock entitled to vote at the special meeting must vote to adopt the agreement and plan of share exchange.

Share Ownership of Directors and Executive Officers of Lifeline Systems

On                 , 2004, Lifeline Systems’ directors and executive officers, and their affiliates, held approximately     % of Lifeline Systems’ outstanding common stock. This represented     % of the affirmative votes needed to approve the Share Exchange. Lifeline Systems expects that all of these shares will be voted in favor of the Share Exchange.

Recommendation of Lifeline Systems’ Board of Directors

Lifeline Systems’ board of directors has unanimously approved and adopted the agreement and plan of share exchange. Lifeline Systems’ board of directors believes that the Share Exchange is in the best interest of Lifeline Systems and Lifeline Systems’ shareholders and recommends that Lifeline Systems’ shareholders vote in favor of the agreement and plan of share exchange.

Right to Abandon the Proposed Share Exchange

The board of directors of either Lifeline Systems or Lifeline Holdings can terminate the agreement and plan of share exchange and abandon the proposed Share Exchange at any time, in their sole discretion.

DESCRIPTION OF CAPITAL STOCK OF LIFELINE HOLDINGS

Lifeline Holdings is currently authorized by its articles of organization to issue 1,000 shares of common stock, $.02 par value per share. Prior to the Share Exchange, Lifeline Holdings will amend its articles of organization such that it is authorized to issue 50,000,000 shares of common stock, $.02 par value per share, and 5,000,000 shares of preferred stock, $.02 par value per share. Holders of Lifeline Holdings common stock are entitled to one vote, in person or by proxy, for each share of stock held of record in the shareholder’s name on the books of Lifeline Holdings as of the record date on any matter submitted to the vote of the shareholders. Shares of Lifeline Holdings common stock may not be voted cumulatively in connection with the election of directors. Under the Massachusetts Business Corporation Act, a majority vote of all of the shares entitled generally to vote on the matter is required to authorize an amendment to the articles of organization effecting one or more of the following (provided that if the vote of a separate voting group is required with respect to such amendment, the required vote of that voting group is two-thirds):

•	an increase or reduction of the capital stock of any authorized class or series;

•	a change in the authorized shares into a different number of shares or the exchange thereof pro rata for a different number of shares of the same class or series; or

•	a corporate name change.

Subject to certain conditions, a two-thirds vote of each class of stock outstanding and entitled to vote is required to authorize other amendments of the articles of organization and certain corporate actions for which shareholder approval is required by the Massachusetts Business Corporation Act. Massachusetts law does permit a corporation’s articles of organization to specify a threshold vote of less than two-thirds, but of at least a majority. Lifeline Holdings’ articles of organization do not specify such a lesser threshold vote.

Each share of common stock of Lifeline Holdings has the same rights, privileges and preferences as every other share, including with respect to dividends and liquidation rights. Shareholders of Lifeline Holdings are entitled to dividends when, as and if declared by Lifeline Holdings’ board of directors out of funds legally available therefor. Lifeline Holdings’ common stock has no preemptive, conversion or redemption rights or sinking fund provisions.

COMPARISON OF RIGHTS OF SHAREHOLDERS OF

LIFELINE SYSTEMS AND LIFELINE HOLDINGS

The rights of Lifeline Systems’ shareholders are currently governed by Massachusetts corporate law and by Lifeline Systems’ charter and bylaws. If the Share Exchange is approved and implemented, Lifeline Holdings’ shareholders will continue to be governed by Massachusetts corporate law, but will thereafter be governed by Lifeline Holdings’ charter and bylaws. Lifeline Holdings’ charter and bylaws are substantially similar to Lifeline Systems’ charter and bylaws and do not contain any differences that would materially affect the rights of shareholders.

Shareholder Rights Plan

Lifeline System

In July 1998, Lifeline Systems’ board of directors adopted a shareholder rights plan in which common stock purchase rights were distributed as a dividend at the rate of one right for each share of Lifeline Systems common stock outstanding as of the close of business on August 3, 1998. This plan was adopted as a means of deterring possible coercive or unfair takeover tactics and to prevent a potential acquirer from gaining control of Lifeline Systems without offering a fair price to all of Lifeline Systems’ shareholders. Unless the rights are redeemed or exchanged earlier, they will expire on July 24, 2008. Lifeline Systems’ board of directors will terminate the shareholder rights plan, effective upon completion of the Share Exchange.

Lifeline Holdings

Lifeline Holdings does not currently have a shareholder rights plan. Prior to the Share Exchange, Lifeline Holdings intends to implement a preferred stock shareholder rights plan. The terms of any such plan will be as approved by the board of directors of Lifeline Holdings.

INFORMATION CONCERNING LIFELINE HOLDINGS

Lifeline Holdings was incorporated under the laws of Massachusetts on September 8, 2004 for the purpose of acquiring all of the outstanding shares of Lifeline Systems common stock. As of the date of this proxy statement/prospectus, Lifeline Holdings has not engaged in any business activity. As part of the Share Exchange, Lifeline Holdings will be renamed “Lifeline Systems, Inc.”

Lifeline Holdings currently owns no real property. Following the Share Exchange, the primary assets of Lifeline Holdings will consist of its equity interests in its wholly-owned subsidiaries. Lifeline Holdings intends to use the premises, facilities and personnel of its subsidiaries, as necessary, to conduct its operations as a holding company. Lifeline Holdings’ offices are located in Lifeline Systems’ offices at 111 Lawrence Street, Framingham, MA 01702-8156.

Lifeline Holdings is not aware of any legal proceedings pending against it.

Board of Directors

The current members of Lifeline Systems’ board of directors have been elected to serve on the board of directors of Lifeline Holdings with the same classification structure and terms of service as currently in effect for the Lifeline Systems board of directors. Lifeline Holdings’ board of directors is classified into three classes, designated as Class I Directors, Class II Directors and Class III Directors, with members of each class holding office for staggered three-year terms. There are currently two Class I Directors, whose terms expire at the 2005 annual meeting of shareholders, three Class II Directors, whose terms expire at the 2006 annual meeting of shareholders, and three Class III Directors, whose terms expire at the 2007 annual meeting of shareholders. Following are the names of each director of Lifeline Holdings and each such person’s principal occupation and business experience during the past five years and his or her age. Each of the individuals listed below has been elected to serve until the applicable expiration date for his or her term of service and until his or her successor is duly qualified and elected. There are no family relationships between or among any officers or directors of Lifeline Holdings.

RONALD FEINSTEIN, age 58, is a Class II Director.

Mr. Feinstein has been President and Chief Executive Officer of Lifeline Systems since January 1, 1993 and is the President and Chief Executive Officer of Lifeline Holdings. From August 1992 to January 1993, Mr. Feinstein served as Executive Vice President and Chief Operating Officer. He has served as a director of Lifeline Systems since 1985.

L. DENNIS SHAPIRO, age 71, is a Class I Director.

Mr. Shapiro has been Chairman of the Board of Lifeline Systems since 1978 and serves as the Chairman of the Board of Lifeline Holdings. Mr. Shapiro was Chief Executive Officer and Treasurer of Lifeline Systems from 1978 through December 1988.

EVERETT N. BALDWIN, age 72, is a Class I Director.

Mr. Baldwin served as President and Chief Executive Officer of Welch Foods, Inc. from August 1982 to August 1995, and as a Director of Welch Foods, Inc. from August 1982 to December 1995. Mr. Baldwin retired from Welch Foods in 1995.

S. WARD CASSCELLS, III, M.D., age 52, is a Class III Director.

Dr. Casscells is the Vice President for biotechnology and a professor of public health at the University of Texas Health Science Center at Houston where he holds the John Edward Tyson Distinguished Professorship of Medicine. From 1993 through 2001, he was the specialist in cardiovascular medicine and chief of cardiology at the University of Texas. Dr. Casscells has served in leadership roles in a number of medical and public health organizations and is the recipient of many prestigious awards.

ELLEN FEINGOLD, age 74, is a Class II Director.

Ms. Feingold has been president of Boston-based Jewish Community Housing for the Elderly since 1981. Ms. Feingold has served in a number of appointed and elected positions, most recently appointed as co-chair of the U.S. Commission on Affordable Housing and Health Facility Needs for Seniors in the 21st Century.

JOSEPH E. KASPUTYS, PH.D., age 68, is a Class II Director.

Dr. Kasputys founded and has been Chairman and Chief Executive Officer of Global Insight, Inc. since March 2001. Through its acquired companies, Global Insight provides economic and financial information and forecasts to clients in government, finance and industry. Prior to that, Dr. Kasputys was Chairman of Thomson Financial, a two billion dollar division of The Thomson Corporation, from September 2000 to December 2000. He was Chairman, President and Chief Executive Officer of Primark Corporation, an international company traded on the NYSE primarily engaged in the information industry, from June 1987 to September 2000, when Primark Corporation was acquired by The Thomson Corporation.

CAROLYN C. ROBERTS, age 65, is a Class III Director.

Ms. Roberts is CEO Emerita of Copley Health Systems, Inc., where she served as President and Chief Executive Officer from 1982 to October 2000. Ms. Roberts is a Health Policy Advisor for Senator James Jeffords of Vermont and a consultant to the Joint Commission for Health Care Accreditation (JCAHO) on whose Board of Commissioners she served from 1996 through 2002, during which time she also served on the board of directors of Joint Commission Resources and Joint Commission International. Ms. Roberts served on the Board of Trustees of the American Hospital Association from 1990 to 1997, was Chair of the Board in 1994 and, from 1991 to 1996, was a member of its executive committee.

GORDON C. VINEYARD, M.D., age 68, is a Class III Director.

Dr. Vineyard was Chief of Surgery of Harvard Vanguard Medical Associates from 1980 to 1991. He served as its Surgeon-in-Chief and Director of Surgical Specialties and Radiology from 1991 to May 1999 when he became interim Chief Executive Officer. He was also Associate Clinical Professor of Surgery at the Harvard Medical School. Dr. Vineyard retired from active medical practice in March 2000 and currently serves as President and Chairman of the Board of Massachusetts Health Data Consortium.

Executive Officers

In addition, Lifeline Systems’ team of executive officers, consisting of the individuals listed below, have been elected to serve as the executive officers of Lifeline Holdings.

RONALD FEINSTEIN, age 58, is the President and Chief Executive Officer of Lifeline Holdings.

Mr. Feinstein has been President and Chief Executive Officer of Lifeline Systems since January 1, 1993. From August 1992 to January 1993, Mr. Feinstein served as Executive Vice President and Chief Operating Officer. He has served as a director of Lifeline Systems since 1985.

RICHARD M. REICH, age 57, is the Senior Vice President and Chief Information Officer of Lifeline Holdings.

Mr. Reich has been the Senior Vice President, Chief Information Officer of Lifeline Systems since June 2000. He became Vice President, Chief Information Officer in September 1999. He had been Vice President, Technology and Advanced Services since August 1994. From June 1990 to August 1994, Mr. Reich had served as Vice President, Product Planning and Development. He had held the position of Vice President, Engineering when he joined Lifeline Systems in April 1986.

DONALD G. STRANGE, age 58, is the Senior Vice President, Sales of Lifeline Holdings.

Mr. Strange has been Senior Vice President, Sales of Lifeline Systems since June 2000. He was Vice President, Sales and Marketing from December 1996 to June 2000. He joined Lifeline Systems in February 1993 as Vice President, Sales.

ELLEN R. BEREZIN, age 55, is the Vice President, Human Resources of Lifeline Holdings.

Ms. Berezin joined Lifeline Systems in March 2001 as Vice President, Human Resources. From July 1997 to March 2001, Ms. Berezin worked at Harvard Vanguard Medical Associates, a physician group practice based in Massachusetts, where she served as Vice President, Human Resources. From November 1995 to June 1997, Ms. Berezin was Vice President of Healthsource Massachusetts, a New Hampshire-based HMO.

MARK G. BEUCLER, age 39, is the Vice President, Finance, Chief Financial Officer and Treasurer of Lifeline Holdings.

Mr. Beucler joined Lifeline Systems as Vice President, Finance and Corporate Controller in April 2002 and became Vice President, Finance, Chief Financial Officer and Treasurer in May 2003. Before joining Lifeline Systems, Mr. Beucler served as Senior Vice President, Corporate Controller for Thomson Financial. He joined Thomson Financial in 2000 when it acquired Primark Corporation, a publicly held NYSE-listed company where he served as corporate controller since January 1998 and as director of finance from 1997 to January 1998. From 1995 through 1997, Mr. Beucler was with The Gillette Company. Mr. Beucler is a certified public accountant and previously was an audit manager at Deloitte and Touche.

EDWARD M. BOLESKY, age 58, is the Senior Vice President, Customer Care of Lifeline Holdings.

Mr. Bolesky has been Senior Vice President, Customer Care since joining Lifeline Systems in May 2002 and also serves as the Senior Vice President, Customer Care of Lifeline Holdings. Prior to joining Lifeline Systems, Mr. Bolesky worked for 20 years at New England Business Service, Inc. (“NEBS”), an international direct marketing and manufacturing organization serving small business customers with printed checks and forms, personalized apparel, retail and shipping supplies and payroll services. Mr. Bolesky held a variety of positions at NEBS, most recently as Senior Vice President/President-NEBS Direct Marketing.

LEONARD E. WECHSLER, age 47, is the Vice President of Lifeline Holdings.

Mr. Wechsler has been President, Lifeline Systems, Canada and Vice President Lifeline Systems, Inc. since September 2000. He joined Lifeline Systems in July 1996 as President, Lifeline Systems Canada when Lifeline Systems purchased CareTel, Inc. CareTel provided monitoring services similar to those offered by Lifeline Systems.

OTHER MATTERS

Lifeline Systems’ board of directors is not aware of any other business to be brought before the special meeting or any adjournment or postponement of the special meeting. If, however, other matters are properly brought before the special meeting, including any proposal to adjourn the special meeting to allow additional time to solicit proxies in favor of the Share Exchange, or an adjournment or postponement thereof, the persons appointed as proxies will have discretionary authority to vote the shares represented by duly executed proxies in accordance with their discretion and judgment.

Deadline for Submission of Shareholder Proposals

If the Share Exchange is approved and implemented, then any shareholder of Lifeline Holdings who wishes to submit a proposal pursuant to Rule 14a-8 under the Exchange Act, for inclusion in Lifeline Holdings’ proxy materials for its 2005 annual meeting of shareholders, which it expects to hold in May 2005, must be received by the Chief Financial Officer of Lifeline Holdings at the principal offices of Lifeline Holdings no later than December 4, 2004. Written notice of proposals of shareholders submitted outside the processes of Rule 14a–8 under the Exchange Act for consideration at the 2005 annual meeting must be received on or before February 16, 2005 in order to be considered timely for purposes of Rule 14a–4 under the Exchange Act. If the Share Exchange is not approved, then shareholder proposals for consideration at the 2005 annual meeting of shareholders of Lifeline Systems will be due by the same dates and in the same manner as described above.

LEGAL MATTERS

The validity of the shares of Lifeline Holdings common stock issued pursuant to this proxy statement/prospectus will be passed upon by Wilmer Cutler Pickering Hale and Dorr LLP, Boston, Massachusetts. Jeffrey A. Stein, a partner of Wilmer Cutler Pickering Hale and Dorr LLP, serves as the Clerk of Lifeline Systems and the Secretary of Lifeline Holdings.

EXPERTS

The financial statements of Lifeline Systems incorporated by reference in this proxy statement/prospectus have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

Lifeline Holdings has filed a registration statement on Form S-4 under the Securities Act of 1933, as amended, or the Securities Act, with the SEC with respect to the shares of Lifeline Holdings common stock to be issued and exchanged for shares of Lifeline Systems common stock pursuant to the agreement and plan of share exchange. This proxy statement/prospectus constitutes the prospectus of Lifeline Holdings filed as part of the registration statement. This proxy statement/prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement and its exhibits are available for inspection and copying as set forth below.

Lifeline Systems has filed annual, quarterly and current reports, proxy and information statements and other information with the SEC under the Exchange Act. Copies of these reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at:

Judiciary Plaza

Room 1024

450 Fifth Street, N.W.

Washington, D.C. 20549

Reports, proxy statements and other information concerning Lifeline Systems may also be inspected at:

The National Association of Securities Dealers

1735 K Street, N.W.

Washington, D.C. 20006

Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains a website that contains reports, proxy statements and other information regarding Lifeline Systems. The address of the SEC website is http://www.sec.gov.

You may also obtain these documents by requesting them in writing or by telephone from Lifeline Systems at the following address or telephone number:

Lifeline Systems, Inc.

111 Lawrence Street

Framingham, Massachusetts 01702-8156

Attention: Chief Financial Officer

(508) 988-1000

Shareholders of Lifeline Systems should call Mark Beucler, Chief Financial Officer, at (508) 988-1000 with any questions about the Share Exchange.

Information on Lifeline Systems’ Website

Information on any Internet website of Lifeline Systems is not part of this document and you should not rely on that information in deciding whether to approve the Share Exchange.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows Lifeline Systems to “incorporate by reference” information that it has filed previously with the SEC, which means that Lifeline Systems can disclose information to you by referring you to those documents. The information incorporated by reference is considered to be part of this proxy statement/prospectus. This proxy statement/prospectus incorporates by reference important business and financial information about Lifeline Systems that is not otherwise included in this proxy statement/prospectus. The following documents filed by Lifeline Systems, Commission File No. 000-13617, with the SEC are incorporated herein by reference and shall be deemed to be a part hereof:

•	annual report on Form 10-K for the fiscal year ended December 31, 2003, filed on March 12, 2004; and

•	quarterly reports on Form 10-Q for the quarter ended March 31, 2004, filed on May 7, 2004, and for the quarter ended June 30, 2004, filed on August 6, 2004.

Information in Current Reports on Form 8-K furnished under Item 12 of Form 8-K (prior to such Item being renumbered and redesignated effective August 23, 2004) or Item 2.02 of Form 8-K (after August 23, 2004) are not incorporated herein by reference.

All documents and reports filed by Lifeline Systems with the SEC (other than portions of Current Reports on Form 8-K furnished pursuant to Item 12 of Form 8-K (prior to such Item being renumbered and redesignated effective August 23, 2004) or Item 2.02 of Form 8-K (after August 23, 2004), unless otherwise indicated therein) pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the filing of the registration statement on Form S-4, of which this proxy statement/prospectus is a part, and before the date of the special meeting, shall be deemed incorporated herein by reference and shall be deemed to be a part hereof from the date of filing of such documents and reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this proxy statement/prospectus to the extent that a statement contained herein or in any subsequently filed document or report that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this proxy statement/prospectus.

Lifeline Systems will provide, without charge, to each person, including any beneficial owner, to whom this proxy statement/prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents incorporated herein by reference other than exhibits, unless such exhibits specifically are incorporated by reference into such documents or this document. Requests for such documents should be addressed in writing or by telephone to:

Lifeline Systems, Inc.

111 Lawrence Street

Framingham, Massachusetts 01702-8156

Attention: Chief Financial Officer

(508) 988-1000

THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED BY THIS PROXY STATEMENT/PROSPECTUS, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER, SOLICITATION OF AN OFFER OR PROXY SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES PURSUANT TO THIS PROXY STATEMENT/PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH OR INCORPORATED INTO THIS PROXY STATEMENT/PROSPECTUS BY REFERENCE OR IN LIFELINE SYSTEMS’ AFFAIRS SINCE THE DATE OF THIS PROXY STATEMENT/PROSPECTUS.

Annex A

Agreement and Plan of Share Exchange

Annex B

Part 13 of the Massachusetts Business Corporation Act

SUBDIVISION A. RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

13.01 DEFINITIONS. In this Part the following words shall have the following meanings unless the context requires otherwise:

“Affiliate”, any person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control of or with another person.

“Beneficial shareholder”, the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

“Corporation”, the issuer of the shares held by a shareholder demanding appraisal and, for matters covered in sections 13.22 to 13.31, inclusive, includes the surviving entity in a merger.

“Fair value”, with respect to shares being appraised, the value of the shares immediately before the effective date of the corporate action to which the shareholder demanding appraisal objects, excluding any element of value arising from the expectation or accomplishment of the proposed corporate action unless exclusion would be inequitable.

“Interest”, interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

“Marketable securities”, securities held of record by, or by financial intermediaries or depositories on behalf of, at least 1,000 persons and which were

(a) listed on a national securities exchange,

(b) designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or

(c) listed on a regional securities exchange or traded in an interdealer quotation system or other trading system and had at least 250,000 outstanding shares, exclusive of shares held by officers, directors and affiliates, which have a market value of at least $5,000,000.

“Officer”, the chief executive officer, president, chief operating officer, chief financial officer, and any vice president in charge of a principal business unit or function of the issuer.

“Person”, any individual, corporation, partnership, unincorporated association or other entity.

“Record shareholder”, the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a I nominee certificate on file with a corporation.

“Shareholder”, the record shareholder or the beneficial shareholder.

13.02 RIGHT TO APPRAISAL. (a) A shareholder is entitled to appraisal rights, and obtain payment of the fair value of his shares in the event of, any of the following corporate or other actions:

(1) consummation of a plan of merger to which the corporation is a party if shareholder approval is required for the merger by section 11.04 or the articles of organization or if the corporation is a subsidiary that is merged with its parent under section 11.05, unless, in either case, (A) all shareholders are to receive only cash for their shares in amounts equal to what they would receive upon a dissolution of the corporation or, in the case of shareholders already holding marketable securities in the merging corporation, only marketable securities of the surviving corporation and/or cash and (B) no director, officer or controlling shareholder has a direct or indirect material financial interest in the merger other than in his capacity as (i) a shareholder of the corporation, (ii) a director, officer, employee or consultant of either the merging or the surviving corporation or of any affiliate of the surviving corporation if his financial interest is pursuant to bona fide arrangements with either corporation or any such affiliate, or (iii) in any other capacity so long as the shareholder owns not more than five percent of the voting shares of all classes and series of the corporation in the aggregate;

(2) consummation of a plan of share exchange in which his shares are included unless: (A) both his existing shares and the shares, obligations or other securities to be acquired are marketable securities; and (B) no director, officer or controlling shareholder has a direct or indirect material financial interest in the share exchange other than in his capacity as (i) a shareholder of the corporation whose shares are to be exchanged, (ii) a director, officer, employee or consultant of either the corporation whose shares are to be exchanged or the acquiring corporation or of any affiliate of the acquiring corporation if his financial interest is pursuant to bona fide arrangements with either corporation or any such affiliate, or (iii) in any other capacity so long as the shareholder owns not more than five percent of the voting shares of all classes and series of the corporation whose shares are to be exchanged in the aggregate;

(3) consummation of a sale or exchange of all, or substantially all, of the property of the corporation if the sale or exchange is subject to section 12.02, or a sale or exchange of all, or substantially all, of the property of a corporation in dissolution, unless:

(i) his shares are then redeemable by the corporation at a price not greater than the cash to be received in exchange for his shares; or

(ii) the sale or exchange is pursuant to court order; or

(iii) in the case of a sale or exchange of all or substantially all the property of the corporation subject to section 12.02, approval of shareholders for the sale or exchange is conditioned upon the dissolution of the corporation and the distribution in cash or, if his shares are marketable securities, in marketable securities and/or cash, of substantially all of its net assets, in excess of a reasonable amount reserved to meet unknown claims under section 14.07, to the shareholders in accordance with their respective interests within one year after the sale or exchange and no director, officer or controlling shareholder has a direct or indirect material financial interest in the sale or exchange other than in his capacity as (i) a shareholder of the corporation, (ii) a director, officer, employee or consultant of either the corporation or the acquiring corporation or of any affiliate of the acquiring corporation if his financial interest is pursuant to bona fide arrangements with either corporation or any such affiliate, or (iii) in any other capacity so long as the shareholder owns not more than five percent of the voting shares of all classes and series of the corporation in the aggregate;

(4) an amendment of the articles of organization that materially and adversely affects rights in respect of a shareholder’s shares because it:

(i) creates, alters or abolishes the stated rights or preferences of the shares with respect to distributions or to dissolution, including making non-cumulative in whole or in part a dividend theretofore stated as cumulative;

(ii) creates, alters or abolishes a stated right in respect of conversion or redemption, including any provision relating to any sinking fund or purchase, of the shares;

(iii) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

2

(iv) excludes or limits the right of the holder of the shares to vote on any matter, or to cumulate votes, except as such right may be limited by voting rights given to new shares then being authorized of an existing or new class; or

(v) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under section 6.04;

(5) an amendment of the articles of organization or of the bylaws or the entering into by the corporation of any agreement to which the shareholder is not a party that adds restrictions on the transfer or registration or any outstanding shares held by the shareholder or amends any pre-existing restrictions on the transfer or registration of his shares in a manner which is materially adverse to the ability of the shareholder to transfer his shares;

(6) any corporate action taken pursuant to a shareholder vote to the extent the articles of organization, bylaws or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to appraisal;

(7) consummation of a conversion of the corporation to nonprofit status pursuant to subdivision B of Part 9; or

(8) consummation of a conversion of the corporation into a form of other entity pursuant to subdivision D of Part 9.

(b) Except as otherwise provided in subsection (a) of section 13.03, in the event of corporate action specified in clauses (1), (2), (3), (7) or (8) of subsection (a), a shareholder may assert appraisal rights only if he seeks them with respect to all of his shares of whatever class or series.

(c) Except as otherwise provided in subsection (a) of section 13.03, in the event of an amendment to the articles of organization specified in clause (4) of subsection (a) or in the event of an amendment of the articles of organization or the bylaws or an agreement to which the shareholder is not a party specified in clause (5) of subsection (a), a shareholder may assert appraisal rights with respect to those shares adversely affected by the amendment or agreement only if he seeks them as to all of such shares and, in the case of an amendment to the articles of organization or thee bylaws, has not voted any of his shares of any class or series in favor of the proposed amendment.

(d) The shareholder’s right to obtain payment of the fair value of his shares shall terminate upon the occurrence of any of the following events:

(i) the proposed action is abandoned or rescinded; or

(ii) a court having jurisdiction permanently enjoins or sets aside the action; or

(iii) the shareholder’s demand for payment is withdrawn with the written consent of the corporation.

(e) A shareholder entitled to appraisal rights under this chapter may not challenge the action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

13.03 ASSERTION OF RIGHTS BY NOMINEES AND BENEFICIAL OWNERS. (a) A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder’s name but owned by a beneficial shareholder only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder and notifies the corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder’s name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder’s other shares were registered in the names of different record shareholders.

3

(b) A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if such shareholder:

(1) submits to the corporation the record shareholder’s written consent to the assertion of such rights no later than the date referred to in subclause (ii) of clause (2) of subsection (b) of section 13.22; and

(2) does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder.

SUBDIVISION B. PROCEDURE FOR EXERCISE OF APPRAISAL RIGHTS

13.20 NOTICE OF APPRAISAL RIGHTS. (a) If proposed corporate action described in subsection (a) of section 13.02 is to be submitted to a vote at a shareholders’ meeting or through the solicitation of written consents, the meeting notice or solicitation of consents shall state that the corporation has concluded that shareholders are, are not or may be entitled to assert appraisal rights under this chapter and refer to the necessity of the shareholder delivering, before the vote is taken, written notice of his intent to demand payment and to the requirement that he not vote his shares in favor of the proposed action. If the corporation concludes that appraisal rights are or may be available, a copy of this chapter shall accompany the meeting notice sent to those record shareholders entitled to exercise appraisal rights.

(b) In a merger pursuant to section 11.05, the parent corporation shall notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. Such notice shall be sent within 10 days after the corporate action became effective and include the materials described in section 13.22.

13.21 NOTICE OF INTENT TO DEMAND PAYMENT. (a) If proposed corporate action requiring appraisal rights under section 13.02 is submitted to vote at a shareholders’ meeting, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:

(1) shall deliver to the corporation before the vote is taken written notice of the shareholder’s intent to demand payment if the proposed action is effectuated; and

(2) shall not vote, or cause or permit to be voted, any shares of such class or series in favor of the proposed action.

(b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment under this chapter.

13.22 APPRAISAL NOTICE AND FORM. (a) If proposed corporate action requiring appraisal rights under subsection (a) of section 13.02 becomes effective, the corporation shall deliver a written appraisal notice and form required by clause (1) of subsection (b) to all shareholders who satisfied the requirements of section 13.21 or, if the action was taken by written consent, did not consent. In the case of a merger under section 11.05, the parent shall deliver a written appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.

(b) The appraisal notice shall be sent no earlier than the date the corporate action became effective and no later than 10 days after such date and must:

(1) supply a form that specifies the date of the first announcement to shareholders of the principal terms of the proposed corporate action and requires the shareholder asserting appraisal rights to certify (A) whether or not beneficial ownership of those shares for which appraisal rights are asserted was acquired before that date and (B) that the shareholder did not vote for the transaction;

4

(2) state:

(i) where the form shall be sent and where certificates for certificated shares shall be deposited and the date by which those certificates shall be deposited, which date may not be earlier than the date for receiving the required form under subclause (ii);

(ii) a date by which the corporation shall receive the form which date may not be fewer than 40 nor more than 60 days after the date the subsection (a) appraisal notice and form are sent, and state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by such specified date;

(iii) the corporation’s estimate of the fair value of the shares;

(iv) that, if requested in writing, the corporation will provide, to the shareholder so requesting, within 10 days after the date specified in clause (ii) the number of shareholders who return the forms by the specified date and the total number of shares owned by them; and

(v) the date by which the notice to withdraw under section 13.23 shall be received, which date shall be within 20 days after the date specified in subclause (ii) of this subsection; and

(3) be accompanied by a copy of this chapter.

13.23 PERFECTION OF RIGHTS; RIGHT TO WITHDRAW. (a) A shareholder who receives notice pursuant to section 13.22 and who wishes to exercise appraisal rights shall certify on the form sent by the corporation whether the beneficial owner of the shares acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to clause (1) of subsection (b) of section 13.22. If a shareholder fails to make this certification, the corporation may elect to treat the shareholder’s shares as after-acquired shares under section 13.25. In addition, a shareholder who wishes to exercise appraisal rights shall execute and return the form and, in the case of certificated shares, deposit the shareholder’s certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to subclause (ii) of clause (2) of subsection (b) of section 13.22. Once a shareholder deposits that shareholder’s certificates or, in the case of uncertifcated shares, returns the executed forms, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to said subsection (b).

(b) A shareholder who has complied with subsection (a) may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to subclause (v) of clause (2) of subsection (b) of section 13.22. A shareholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the corporation’s written consent.

(c) A shareholder who does not execute and return the form and, in the case of certificated shares, deposit that shareholder’s share certificates where required, each by the date set forth in the notice described in subsection (b) of section 13.22, shall not be entitled to payment under this chapter.

13.24 PAYMENT. (a) Except as provided in section 13.25, within 30 days after the form required by subclause (ii) of clause (2) of subsection (b) of section 13.22 is due, the corporation shall pay in cash to those shareholders who complied with subsection (a) of section 13.23 the amount the corporation estimates to be the fair value of their shares, plus interest.

(b) The payment to each shareholder pursuant to subsection (a) shall be accompanied by:

(1) financial statements of the corporation that issued the shares to be appraised, consisting of a balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

5

(2) a statement of the corporation’s estimate of the fair value of the shares, which estimate shall equal or exceed the corporation’s estimate given pursuant to subclause (iii) of clause (2) of subsection (b) of section 13.22; and

(3) a statement that shareholders described in subsection (a) have the right to demand further payment under section 13.26 and that if any such shareholder does not do so within the time period specified therein, such shareholder shall be deemed to have accepted the payment in full satisfaction of the corporation’s obligations under this chapter.

13.25 AFTER-ACQUIRED SHARES. (a) A corporation may elect to withhold payment required by section 13.24 from any shareholder who did not certify that beneficial ownership of all of the shareholder’s shares for which appraisal rights are asserted was acquired before the date set forth in the appraisal notice sent pursuant to clause (1) of subsection (b) of section 13.22.

(b) If the corporation elected to withhold payment under subsection (a), it must, within 30 days after the form required by subclause (ii) of clause (2) of subsection (b) of section 13.22 is due, notify all shareholders who are described in subsection (a):

(1) of the information required by clause (1) of subsection (b) of section 13.24;

(2) of the corporation’s estimate of fair value pursuant to clause (2) of subsection (b) of said section 13.24;

(3) that they may accept the corporation’s estimate of fair value, plus interest, in full satisfaction of their demands or demand appraisal under section 13.26;

(4) that those shareholders who wish to accept the offer shall so notify the corporation of their acceptance of the corporation’s offer within 30 days after receiving the offer; and

(5) that those shareholders who do not satisfy the requirements for demanding appraisal under section 13.26 shall be deemed to have accepted the corporation’s offer.

(c) Within 10 days after receiving the shareholder’s acceptance pursuant to subsection(b), the corporation shall pay in cash the amount it offered under clause (2) of subsection (b) to each shareholder who agreed to accept the corporation’s offer in full satisfaction of the shareholder’s demand.

(d) Within 40 days after sending the notice described in subsection (b), the corporation must pay in cash the amount if offered to pay under clause (2) of subsection (b) to each shareholder deserved in clause (5) of subsection (b).

13.26 PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER. (a) A shareholder paid pursuant to section 13.24 who is dissatisfied with the amount of the payment shall notify the corporation in writing of that shareholder’s estimate of the fair value of the shares and demand payment of that estimate plus interest, less any payment under section 13.24. A shareholder offered payment under section 13.25 who is dissatisfied with that offer shall reject the offer and demand payment of the shareholder’s stated estimate of the fair value of the shares plus interest.

(b) A shareholder who fails to notify the corporation in writing of that shareholder’s demand to be paid the shareholder’s stated estimate of the fair value plus interest under subsection (a) within 30 days after receiving the corporation’s payment or offer of payment under section 13.24 or section 13.25, respectively, waives the right to demand payment under this section and shall be entitled only to the payment made or offered pursuant to those respective sections.

SUBDIVISION C. JUDICIAL APPRAISAL OF SHARES

13.30 COURT ACTION. (a) If a shareholder makes demand for payment under section 13.26 which remains unsettled, the corporation shall commence an equitable proceeding within 60 days after receiving the

6

payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay in cash to each shareholder the amount the shareholder demanded pursuant to section 13.26 plus interest.

(b) The corporation shall commence the proceeding in the appropriate court of the county where the corporation’s principal office, or, if none, its registered office, in the commonwealth is located. If the corporation is a foreign corporation without a registered office in the commonwealth, it shall commence the proceeding in the county in the commonwealth where the principal office or registered office of the domestic corporation merged with the foreign corporation was located at the time of the transaction.

(c) The corporation shall make all shareholders, whether or not residents of the commonwealth, whose demands remain unsettled parties to the proceeding as an action against their shares, and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law or otherwise as ordered by the court.

(d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint 1 or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them, or in any amendment to it. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings.

(e) Each shareholder made a party to the proceeding is entitled to judgment (i) for the amount, if any, by which the court finds the fair value of the shareholder’ s shares, plus interest, exceeds the amount paid by the corporation to the shareholder for such shares or (ii) for the fair value, plus interest, of the shareholder’s shares for which the corporation elected to withhold payment under section 13.25.

13.31 COURT COSTS AND COUNSEL FEES. (a) The court in an appraisal proceeding commenced under section 13.30 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess cost against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(b) The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(1) against the corporation and in favor of any oral] shareholders demanding appraisal if the court finds the corporation did not substantially comply with the requirements of sections 13.20, 13.22, 13.24 or 13.25; or

(2) against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(c) If the court in an appraisal proceeding finds that the services of counsel for any shareholder were of substantial benefit to other shareholders similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the shareholders who were benefited.

(d) To the extent the corporation fails to make a required payment pursuant to sections 13.24, 13.25, or 13.26, the shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the corporation all costs and expenses of the suit, including counsel fees.

7

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Article VI, Section 1, of the Registrant’s articles of organization provides that a director of the Registrant shall not be personally liable to either the Registrant or the Registrant’s shareholders for monetary damages resulting from a breach of fiduciary duty as a director, to the fullest extent permitted by Chapter 156D of the General Laws of Massachusetts (the “Massachusetts Business Corporation Act”). The Massachusetts Business Corporation Act prohibits the elimination or limitation of directors’ liability for any of the following:

(a) Breaches of the director’s duty of loyalty to the Registrant or its shareholders;

(b) Acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

(c) Acts covered by Section 6.40 of the Massachusetts Business Corporation Act (which relates generally to the liability of directors for authorizing distributions to shareholders at a time when the Registrant is insolvent or bankrupt); and

(d) Transactions from which the director derived an improper personal benefit.

The Massachusetts Business Corporation Act requires Massachusetts corporations to indemnify any director who was wholly successful in the defense of any proceeding to which he was a party because he was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding. In addition, the Massachusetts Business Corporation Act permits Massachusetts corporations to indemnify a director who is a party to a proceeding because he is a director against liability incurred in the proceeding if he conducted himself in good faith and he reasonably believed that his conduct was in the best interests of the corporation or that his conduct was at least not opposed to the best interests of the corporation, and, in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. A Massachusetts corporation may indemnify an officer of the corporation who is a party to a proceeding because he is an officer of the corporation to the same extent as a director, and, if he is an officer but not a director, to such further extent as may be provided by the articles of organization, the bylaws, a resolution of the board of directors, or contract, except for liability arising out of acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law.

Under Section 7.2 of the bylaws of the Registrant, the Registrant will indemnify, to the fullest extent permitted by the Massachusetts Business Corporation Act, each person who serves or has served as an officer or director of the Registrant or in any capacity with respect to any employee benefit plan of the Registrant against all liabilities and expenses (including judgments, settlements, penalties, fines and reasonable attorneys’ fees) arising out of a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, in which he may be a defendant or otherwise may be involved by reason of his service as a director or officer of the Registrant or as a fiduciary of any such employee benefit plan. However, the Registrant shall provide no indemnification if the person seeking indemnification has been adjudicated not to have acted in good faith in the reasonable belief that his action was in the best interest of the Registrant or, if applicable, the best interests of the participants in or beneficiaries of the Registrant’s employee benefit plans.

The indemnification provisions of the bylaws permit the Registrant to indemnify directors and officers against claims resulting from suits against such persons by or in the right of the Registrant (hereinafter referred to as “derivative actions”), provided that such person is determined to have acted in good faith and in the reasonable belief that his action was in the best interest of the Registrant. It is possible that a court will determine that the provision relating to the indemnification for amounts paid on account of derivative actions is against public policy and is therefore unenforceable.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The Registrant has obtained on behalf of its directors and officers insurance protection against certain liabilities arising out of the discharge of their duties. The Registrant has also obtained insurance covering the Registrant against indemnification payments to its directors and officers for certain liabilities. However, to the extent such coverage is inadequate to cover claims against directors or officers, the Registrant may be required pursuant to its bylaws to reimburse the directors or officers for the uninsured portion of such claims. In such an event, the Registrant’s indemnification obligations to its directors and officers could have a material negative impact on the Registrant’s financial condition and on shareholder equity.

Item 21.	Exhibits and Financial Statement Schedules.

(a)	Exhibits.

Exhibit Number	Description

2.1*	Agreement and Plan of Share Exchange, dated as of , 2004, by and among Lifeline Systems, Inc. and Lifeline Holdings, Inc. (included as Annex A to the proxy statement/prospectus included in this Registration Statement).

3.1*	Amended and Restated Articles of Organization of Lifeline Holdings, Inc.

3.2*	Amended and Restated Bylaws of Lifeline Holdings, Inc.

4.1*	Specimen Stock Certificate of Lifeline Holdings, Inc.

5.1*	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2*	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).

99.1*	Form of Proxy Card of Lifeline Systems, Inc.

*	To be filed by amendment

(b)	Financial Statement Schedules.

Not applicable.

Item 22.	Undertakings.

Item 512(b) of Regulation S-K.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act), that is incorporated by reference into this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Item 512(g) of Regulation S-K.

1. The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

2. The Registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Item 512(h) of Regulation S-K.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions described herein, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 22(b) of Form S-4.

The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

Item 22(c) of Form S-4.

The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and Lifeline Systems being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Framingham, Commonwealth of Massachusetts, on this 13th day of September, 2004.

LIFELINE HOLDINGS, INC.

By:	/s/ RONALD FEINSTEIN
Ronald Feinstein President and Chief Executive Officer

We, the undersigned officers and directors of Lifeline Holdings, Inc., hereby severally constitute and appoint Ronald Feinstein and Mark G. Beucler, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement on Form S-4 filed herewith and any and all subsequent amendments to said Registration Statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Lifeline Holdings, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated and on this 13th day of September, 2004.

Signature	Title

/s/ RONALD FEINSTEIN Ronald Feinstein	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ MARK G. BEUCLER Mark G. Beucler	Vice President Finance, Chief Financial Officer and Treasurer (Principal Accounting and Financial Officer)

/s/ L. DENNIS SHAPIRO L. Dennis Shapiro	Chairman of the Board of Directors

/s/ EVERETT N. BALDWIN Everett N. Baldwin	Director

/s/ S. WARD CASSCELLS, III, M.D. S. Ward Casscells, III, M.D.	Director

/s/ ELLEN FEINGOLD Ellen Feingold	Director

/s/ JOSEPH E. KASPUTYS, PH.D. Joseph E. Kasputys, Ph.D.	Director

/s/ CAROLYN C. ROBERTS Carolyn C. Roberts	Director

/s/ GORDON C. VINEYARD, M.D. Gordon C. Vineyard, M.D.	Director

EXHIBIT INDEX

Exhibit Number	Description

2.1*	Agreement and Plan of Share Exchange, dated as of , 2004, by and among Lifeline Systems, Inc. and Lifeline Holdings, Inc. (included as Annex A to the proxy statement/prospectus included in this Registration Statement).

3.1*	Amended and Restated Articles of Organization of Lifeline Holdings, Inc.

3.2*	Amended and Restated Bylaws of Lifeline Holdings, Inc.

4.1*	Specimen Stock Certificate of Lifeline Holdings, Inc.

5.1*	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2*	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).

99.1*	Form of Proxy Card of Lifeline Systems, Inc.

*	To be filed by amendment